Exhibit 99.1

AMERICAN PETROLEUM TANKERS PARENT LLC ANNOUNCES PRELIMINARY FISCAL YEAR ENDED 2012 SELECTED RESULTS AND INTENTION TO REFINANCE

PLYMOUTH MEETING, PA – March 15, 2013 – American Petroleum Tankers Parent LLC (“APT” or the “Company”) today reported preliminary unaudited selected results for the fiscal year ended 2012 in conjunction with a proposed refinancing. The Company has not finalized its financial statement closing process for the fourth quarter and fiscal year ended 2012 and as a result, the information that follows is preliminary and based upon information available to the Company as of the date of this press release. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material, to the amounts described below. As a result, the estimates and rates below constitute forward-looking statements and are subject to risks and uncertainties, including possible adjustments to the preliminary operating results. The Company is providing this preliminary information and certain financial metrics on a one-time basis only.

APT is contemplating $280 million of new senior secured credit facilities (“Credit Facilities”) consisting of a $10 million, 5-year revolving credit facility and a $270 million 6.5-year term loan. Proceeds from the new Credit Facilities would be used to redeem APT’s existing 10.25% first priority senior secured notes due 2015 (the “Notes”), including paying the redemption premium associated with the Notes redemption and paying fees and expenses associated with the transaction. Concurrent with entering into the Credit Facilities, all outstanding amounts under the $455.5 million second lien credit agreement with the Class A members of American Petroleum Tankers Holding LLC, as lenders, Blackstone Corporate Debt Administration L.L.C., as administrative agent, and The Bank of New York Mellon, as security agent (the “Sponsor Facility”) will be converted to equity of American Petroleum Tankers Holding LLC.

2012 revenues were approximately $94.8 million, with total operating expenses of approximately $64.7 million, resulting in operating income of approximately $30.1 million and Adjusted EBITDA of approximately $54.1 million. See below for a reconciliation of Adjusted EBITDA to operating income. Interest expense was approximately $80.2 million and derivative losses were approximately $0.2 million. The Company also recorded a one-time charge of approximately $1.5 million related to its application for government guaranteed financing under the U.S. Title XI Federal Ship Financing Program (“Title XI Program”), which was denied in November 2012. As a result of the foregoing factors, net loss was approximately $51.9 million for 2012. Comparisons to the prior year’s operating results are provided below.

The Company had approximately $61.1 million in cash at December 31, 2012. The net book value of our vessels and equipment was $645.6 million. Long term debt consisted of $258.0 million in Notes and $455.5 million for the Sponsor Facility. The book value of the equity was approximately $2.1 million. The Company did not have any capital expenditures in 2012.

Comparison of Year Ended December 31, 2012 Versus Year Ended December 31, 2011

Revenues

In 2012, vessel revenues were approximately $94.8 million compared to $106.3 million. This decrease is due to lower charter rates for the Empire State and Evergreen State. Overall utilization in 2012 was 99% based on 1,808 operating days and 1,830 ownership days while utilization in 2011 was 100% based on 1,825 operating days and 1,825 ownership days.

Our current customers are BP West Coast Products LLC, Shell Trading (U.S.) Company, an affiliate of Chevron Corporation, and the Military Sealift Command department of the U.S. Navy. For the year ended December 31, 2012, these four customers represented approximately 22%, 10%, 15% and 43% of our revenues. Marathon Petroleum Company LLC, a prior customer, accounted for 10% of our revenues in 2012.

Vessel Operating Expenses

In 2012, vessel operating expenses were approximately $35.4 million compared to $34.3 million in 2011. Vessel operating expenses increased in 2012 primarily due to higher crew and insurance expenses.

General and Administrative Expenses

General and administrative expenses increased to $2.8 million in 2012 from $2.2 million in 2011, due to higher legal and professional fees, including $0.3 million for litigation with the U.S. Department of Transportation’s Maritime Administration (“MarAd”) in connection with the Title XI Program.

Depreciation and Amortization

Depreciation expense increased to approximately $23.8 million in 2012 from $23.7 million in 2011. The change was due to a full year of software amortization in 2012.

Management Fees

Management fees decreased to approximately $2.8 million in 2012 from $3.0 million in 2011, primarily as a result of the transition of accounting services from certain affiliates of Crowley Maritime Corporation to APT in 2011.

Interest Expense

Interest expense increased to approximately $80.2 million during 2012, compared to $75.7 million in 2011. The increase was primarily the result of a higher weighted-average outstanding balance of our Sponsor Facility due to the capitalization of paid-in-kind interest.

Debt Extinguishment Expense

Debt extinguishment expense was $2.2 million in 2011 due to the prepayment of $27.0 million of the Notes in April 2011. No debt was prepaid in 2012.

Write-off of Title XI Deferred Financing Fees

Write-off of Title XI Program deferred financing costs was $1.5 million in 2012. This loss was due to the write-off of costs related to our application for Title XI Program financing guarantees, which was denied in November 2012.

Derivative Losses

Derivative losses decreased to approximately $0.2 million during 2012, compared with losses of $0.7 million during 2011 due to decreases in the fair value of our interest rate cap.

Net Loss

As a result of the foregoing factors, net loss was approximately $51.9 million for 2012, compared to a net loss of $35.6 million for 2011.

About American Petroleum Tankers LLC:

American Petroleum Tankers Parent LLC and its subsidiaries is a U.S. based provider of Jones Act marine transportation services for refined petroleum products, crude oil and chemicals in the U.S. domestic “coastwise” trade. The Company’s fleet consists of five modern, double-hulled product tankers which were delivered from the National Steel and Shipbuilding Company (NASSCO) in 2009 and 2010.

Forward Looking Statements

This press release contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “plans,” “estimates,” “anticipates,” “believes,” “expects,” “intends” and similar expressions. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	our substantial level of indebtedness;

•	our ability to refinance our debt obligations;

•	general economic and business conditions in the United States;

•	our dependence on a limited number of customers;

•	capital expenditures required to maintain the operating capacity of our fleet;

•	competitive pressures and trends;

•	fluctuations in shipping volume; and

•	modifications to, or repeal or waiver of, the Jones Act or OPA 90.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in our documents filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. In light of such risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Reconciliation of EBITDA and Adjusted EBITDA to Operating Income

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). EBITDA and Adjusted EBITDA are not measures computed in accordance with U.S. GAAP. A non-U.S. GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. GAAP or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

EBITDA and Adjusted EBITDA are presented and discussed in this press release because management believes they enhance understanding by investors and lenders of the Company’s financial performance. As a complement to financial measures provided in accordance with U.S. GAAP, management believes that EBITDA and Adjusted EBITDA assist investors and lenders who follow the practice of some investment analysts who adjust U.S. GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes that a presentation of EBITDA and Adjusted EBITDA enhances overall understanding of our performance by providing a level of disclosure that helps investors understand how management plans, measures and evaluates our financial performance by providing a level of disclosure that helps investors understand how management plans, measures and evaluates our financial performance and allocates capital. Since EBITDA and Adjusted EBITDA are not measures computed in accordance with U.S. GAAP, they are not intended to be presented herein as substitutes to net earnings as indicators of the Company’s financial performance. In addition, the indenture governing the Notes and the credit agreement governing the Credit Facilities contain debt incurrence ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the debt incurrence ratios contained in the indenture governing the Notes and the credit agreement governing the Credit Facilities would prohibit the Company from being able to incur additional indebtedness other than pursuant to specified exceptions.

The Company calculates EBITDA as earnings before interest expense, income tax expense depreciation and amortization and it calculates Adjusted EBITDA as EBITDA, adjusted to remove or add back one-time MarAd expenses. These items are identified below in the reconciliation of EBITDA and Adjusted EBITDA to operating income, the U.S. GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies; therefore, they may not be comparable to other companies.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to operating income for the year ended December 31, 2012 (unaudited, in millions).

Year Ended December 31, 2012
Operating income	$30.1
Depreciation and amortization	23.8

EBITDA	$53.8
MarAd expenses (1)	0.3

Adjusted EBITDA	$54.1

(1)	MarAd expenses are related to our litigation efforts after the denial of our Title XI Program application in November 2012.

Contact:

For American Petroleum Tankers Parent LLC

Robert K. Kurz, CEO

Or

Philip J. Doherty, CFO

610-940-1677